100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250
FOR IMMEDIATE RELEASE
VeraSun Energy Corporation Reports
First Quarter 2007 Financial Results
Continued Revenue Growth and Increased Production Capacity

Financial Highlights
•	Total revenues of $144.5 million, a 30.5 percent increase from the first quarter of 2006
•	Cash flow from operations of $19.8 million
•	Cash on hand of $313.0 million, including $25.2 million of restricted cash
•	Net loss of $312,000 primarily due to increased corn costs
•	EBITDA of $3.8 million, or 2.6 percent of revenues
Brookings, S.D., May 8, 2007 - VeraSun Energy Corporation (NYSE: VSE), one of the nation’s largest ethanol producers, today announced its financial results for the three months ended March 31, 2007. The Company increased revenues by 30.5 percent from the first quarter of 2006, generated cash flow from operations of $19.8 million and ended the quarter with cash on hand of $313.0 million, including $25.2 million of restricted cash for the construction of the Charles City, Iowa, production facility. The Company incurred a net loss of $312,000 for the quarter primarily due to increased corn costs, startup expenses relating to the Charles City facility and expenses associated with implementation of Sarbanes-Oxley compliance.
“VeraSun is continuing to execute on its long-term growth strategy, resulting in increased revenues and the early startup of operations at our Charles City facility,” said Donald L. Endres, Chairman and Chief Executive Officer of VeraSun. “Our team continued to demonstrate operational excellence by running our Aurora and Fort Dodge facilities at 105 percent of nameplate capacity for the quarter.”
“Corn costs were up for the quarter due in part to a mark-to-market adjustment for corn hedged for future periods,” added Endres. “Excluding the mark-to-market adjustment, our corn costs were at the lower end of our guidance levels. The American farmer clearly stepped up to the market opportunity with the USDA reporting that 12.1 million additional acres are expected to be planted to corn this season. We are confident that adequate corn will be available to supply the growing ethanol industry.”
During the first quarter, VeraSun also built up its ethanol sales, logistics and customer service capabilities, and began marketing its own ethanol on April 1.
“I am pleased to report that we have successfully completed the transition to managing our own ethanol sales and distribution,” said Endres. “This is a strategic capability which enables the Company to more efficiently ship ethanol to market while working more closely with our customers.”

During the first quarter, VeraSun also neared completion of its Charles City, Iowa, facility, which began production on April 11. The plant came on-line nearly three months earlier than planned, and is on schedule to ship its first unit train of production the week of May 7. The production ramp-up is on schedule with the plant approaching its nameplate capacity.
First Quarter 2007 Financial Highlights
Total revenue[s], which includes revenue from the sale of ethanol, distillers grains and VE85™, grew to $144.5 million for the first quarter, an increase of $33.8 million or 30.5 percent, from the three months ended March 31, 2006. This growth was primarily the result of an 8.7 percent increase in volume sold and a 36 cents per gallon increase in average ethanol prices. Ethanol production rose by 5.5 million gallons, or 10.2 percent, as a result of improved operating efficiencies. Net sales of VE85™, VeraSun’s branded form of E85, increased by $1.2 million to $1.9 million during the first quarter of 2007 as a result of an increased number of retail locations selling the product.
Cost of goods sold grew by $53.9 million in the first quarter of 2007, a 66 percent increase from the first quarter of 2006. This was primarily due to higher corn costs and an increase of 4.7 million gallons of ethanol sold.
•	For the three months ended March 31, 2007, corn costs represented 62.5 percent of cost of goods sold before taking into account co-product sales, and 50.4 percent of cost of goods sold after taking into account co-product sales.

•	Corn costs were $4.05 per bushel, up from $1.87 per bushel in the first quarter of 2006. First quarter 2007 corn costs included mark-to-market losses of $6.8 million or 33 cents per bushel for derivatives relating to future deliveries of corn. During the same period in 2006, VeraSun had a mark-to-market gain of $5.8 million, resulting in a $12.6 million increase in corn costs between the periods due to these mark-to-market adjustments.

•	Natural gas costs decreased by $1.5 million to $14.6 million and accounted for 10.8 percent of cost of goods sold.

•	Transportation expense increased by $4.7 million to $16.7 million and accounted for 12.4 percent of cost of goods sold.
Selling, general and administrative expenses increased $7.8 million to $11.5 million for the three months ended March 31, 2007 from $3.8 million for the three months ended March 31, 2006. The increase was primarily the result of increased management and administrative costs to support our growth and public company status, $1.2 million of pre-startup costs relating to our Charles City facility that began operations in April 2007, and preparation for the Aventine marketing transition. Professional fees for auditing and advisory services relating to preparation for Section 404 of SOX exceeded $1.3 million in the 2007 period.
Net loss was $312,000 for the first quarter of 2007, compared to net income of $2.7 million for the same period in 2006.
EBITDA was $3.8 million or 2.6 percent of revenues for the first quarter of 2007, compared to $29.6 million or 26.7 percent of revenues for the first quarter of 2006.
About VeraSun Energy Corporation
VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, South Dakota, is committed to be a leading producer of renewable fuel. The Company has three operating ethanol production facilities located in Aurora, SD, Fort Dodge, IA, and Charles City, IA, with two facilities under construction in

Hartley, IA, Welcome, MN and an additional plant under development near Reynolds, IN. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately 670 MMGY. The Company has plans to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.
The Company markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85TM. VE85TM, the first-ever branded E85, is now available at more than 90 retail locations. For more information, please visit VeraSun’s Web sites at http://www.verasun.com or http://www.VE85.com.
Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, anticipations, beliefs, plans, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; our ability to develop an oil extraction business; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; our limited operating history; excess production capacity in our industry; our ability to compete effectively in our industry; our ability to implement a marketing and sales network for our ethanol; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” section of our quarterly report on Form 10-Q for the three months ended March 31, 2007.
Investor Contact:
Danny C. Herron
VeraSun Energy Corporation
605-696-7200
dherron@verasun.com
Media Contact:
Melissa Ullerich
VeraSun Energy Corporation
605-696-7228
mullerich@verasun.com

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007		2006
	(unaudited)		(unaudited)
		(dollars in thousands)
Total revenues	$144,510	100.0%	$110,704	100.0%
Cost of goods sold	135,266	93.6	81,358	73.5

Gross profit	9,244	6.4	29,346	26.5
Selling, general and administrative expenses	11,534	8.0	3,770	3.4

Operating income (loss)	(2,290)	(1.6)	25,576	23.1
Other income (expenses):	1,795	1.2	(14,626)	(13.2)

Income (loss) before income taxes	(495)	(0.4)	10,950	9.9
Income tax expense (benefit)	(183)	(0.1)	8,215	7.4

Net income (loss)	$(312)	(0.3)%	$2,735	2.5%

Basic shares outstanding		75,708,911		62,413,302
Diluted shares outstanding		75,708,911		65,200,083

Basic EPS		$—		$0.04
Fully diluted EPS		—		0.04
The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Operating data:
Ethanol sold (gallons) (1)	59,249	54,506
Average gross price of ethanol sold (dollars per gallon)	$2.13	$1.77

Average corn cost per bushel	4.05	1.87
Average natural gas cost per MMBTU	8.21	9.69
Average dry distillers grains price per ton	89	87

Other financial data:
EBITDA (2)	$3,791	$29,610
Net cash provided by (used in) operating activities	19,765	17,401

(1)	Excludes internal gallons produced and used in VE85™ sales.

(2)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense.

Reconciliation of EBITDA to Net Income (Loss)
The company’s management believes that EBITDA is useful in evaluating its operating performance in relation to other companies in its industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S., or GAAP, and should not be considered an alternative to net income (loss), or any other measure of performance under GAAP, or to cash flows from operating investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect the company’s cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, the company’s working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on the company’s indebtedness; and

•	EBITDA includes non-recurring payments to the company which are reflected in other income.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to the company to service its debt or to invest in the growth of its business. Management compensates for these limitations by relying on the company’s GAAP results as well as on its EBITDA.
The following table reconciles the company’s EBITDA to net income (loss) for the periods presented (dollars in thousands):

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Net income	$(312)	$2,735
Depreciation	2,534	2,364
Interest expense	1,752	16,296
Income tax expense	(183)	8,215

EBITDA	$3,791	$29,610

Reconciliation of Diluted EPS, Excluding Comparability Items, to Diluted EPS

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Reported diluted EPS	$—	$0.04

Warrant charged to interest	—	0.17

Diluted EPS, excluding above items	$—	$0.21

Fully diluted shares used in per common share calculations	75,708,911	65,200,083
      Charges of $10.9 million for the first quarter of 2006 for the change in estimated fair value of a put warrant are reflected in interest expense for the period and was not tax deductible.

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$(312)	$2,735
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,534	2,364
Amortization of debt issuance costs and debt discount	285	307
Accretion of deferred revenue	(24)	(24)
Change in fair value of convertible put warrant	—	10,938
Change in derivative financial instruments	6,851	(4,491)
Deferred income taxes	252	8,215
Loss on disposal of equipment	(82)	—
Stock-based compensation expense	1,469	548
Excess tax benefits from share-based payment arrangements	(2,908)	—
Changes in current assets and liabilities:
(Increase) decrease in:
Receivables	6,406	(1,597)
Inventories	(7,570)	(1,353)
Prepaid expenses	(1,030)	1,643
Increase (decrease) in:
Accounts payable	6,698	(6,895)
Accrued expenses	7,196	5,011

Net cash provided by operating activities	19,765	17,401

Cash Flows from Investing Activities
Purchases of property and equipment	(56,757)	(2,383)
Payment of deposits	(50)	—
Proceeds from sale of equipment	1	—

Net cash used in investing activities	(56,806)	(2,383)

Cash Flows from Financing Activities
Proceeds from the issuance of common stock	3,923	73
Excess tax benefits from share-based payment arrangements	2,908	—
Costs of raising capital	(5)	—
Deferred offering costs paid	—	(411)
Debt issuance costs paid	—	(1,088)

Net cash provided by (used in) financing activities	6,826	(1,426)

Net increase (decrease) in cash and cash equivalents	(30,215)	13,592

Cash and Cash Equivalents
Beginning	318,049	29,714

Ending	$287,834	$43,306